     As filed with the Securities and Exchange Commission on July 27, 2000
                                                     Registration No.  333-_____
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                            _______________________
                                   FORM S-3

                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                         Pilot Network Services, Inc.
            (Exact Name of Registrant as Specified in Its Charter)

        Delaware                             7380                      94-3305774
(State or other jurisdiction of    (Primary Standard Industrial   (I.R.S.  Employer
 incorporation or organization)    Classification Code Number)    Identification No.)

         1080 Marina Village Parkway Alameda, CA 94501 (510) 433-7800 (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                              M. Marketta Silvera
         1080 Marina Village Parkway Alameda, CA 94501  (510) 433-7800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                            _______________________

                                  Copies to:

                            Timothy J. Hoxie, Esq.
                      Heller Ehrman White & McAuliffe LLP
                                333 Bush Street
                        San Francisco, California 94104
                          Telephone: (415)  772-6000
                           Facsimile: (415) 772-6268


        Approximate date of commencement of proposed sale to the public:
  From time to time as soon as practicable following the effectiveness of this
                            Registration Statement.

  If any of the Securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.[X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:[_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:[_]

                            _______________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its Effective Date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================


                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                              Proposed Maximum       Proposed Maximum           Amount of
                                             Amount to be     Offering Price per     Aggregate Offering      Registration Fee
   Title of Securities to be Registered      Registered(1)        Share(2)                Price(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value                 4,511,572          $15.00                $67,673,580              $17,866
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

___________________________________

(1) In accordance with Rule 416 under the Securities Act of 1933, common stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. Amount being registered includes the maximum number of shares of common stock currently issuable upon conversion of 15,000 shares of Series A convertible preferred stock.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock on the Nasdaq National Market on July 25, as reported in The Wall Street Journal.
                                                      -----------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we are+ +permitted by US federal securities law to offer these securities using this + +prospectus, we may not sell them or accept your offer to buy them until the +
+documentation filed with the SEC relating to these securities has been        +
+declared effective by the SEC. This prospectus is not an offer to sell these + +securities or our solicitation of your offer to buy these securities in any +
+jurisdiction where that would not be permitted or legal.                      +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  Subject to Completion, dated July 27, 2000
Prospectus

                        PILOT NETWORK SERVICES, INC.

                                  4,511,572

                                   Shares
                                 Common Stock


     This prospectus may be used only in connection with the resale, from time to time, of up to 4,511,572 shares of common stock, $0.001 par value, of Pilot Network Services, Inc. by the selling stockholders. This amount includes 3,014,199 shares of common stock which may be issuable upon conversion of outstanding shares of Series A convertible preferred stock, 577,833 shares of common stock issuable upon exercise of currently outstanding warrants to purchase common stock held by the selling stockholders and 919,540 shares of common stock currently owned by one of the selling stockholders.

     Our address is 1080 Marina Village Parkway Alameda, CA 94501, telephone number (510) 433-7800.

     Our common stock trades on the Nasdaq National Market under the symbol "PILT". On July 25, 2000, the closing price for our common stock, as reported on the Nasdaq National Market, was $15.375 per share.

     Beginning on page 2, we have listed a number of "RISK FACTORS" which you should consider. You should read the entire prospectus carefully before you make your investment decision.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of Pilot's common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

     In this prospectus, "Pilot", "we", "us" and "our" refer to Pilot Network Services, Inc.

                       This prospectus is dated [______]

                              SUMMARY INFORMATION

     We provide a wide range of secure Internet services that incorporate high-bandwidth connectivity and enable secure electronic business over the Internet. Our services are offered for a fixed monthly fee on an annual subscription basis and include secure hosting and Internet connectivity services that enable secure connectivity between a corporate network and the Internet and secure virtual private networking services that enable remote users and wide-area networks to securely communicate enterprise-wide and over the Internet.

     Our Internet services allow our customers to avoid the risks associated with traditional approaches to Internet security. Customers can also avoid extensive costs associated with implementing an in-house solution, including set-up costs for security and systems design, hardware, software, Internet access services provided by Internet Service Providers, as well as labor and ongoing costs for telecommunications, staffing, maintenance and upgrades.

     The foundation of our solution is our Heuristic Defense Infrastructure, an Internet security approach we developed to continuously manage and monitor Internet traffic to and from customer networks in order to respond in real-time to security threats. The Heuristic Defense Infrastructure consists of a multi-layered defensive architecture and around-the-clock security operations delivered through geographically dispersed customer centers called Network Security Centers that are connected to customer networks via dedicated, high-speed data lines. Our solution aggregates the experience gained from protecting each customer against attacks and leverages such experience for the collective benefit of all customers. The Heuristic Defense Infrastructure offers benefits over other security approaches by eliminating single points of failure, enhancing attack detection, delivering real-time defenses, and adapting continuously to external conditions. Customers can concentrate on their core business because the secure infrastructure for electronic commerce is provided by Pilot.

                                 RISK FACTORS

     You should carefully consider the following and other information contained in this prospectus before making an investment decision. If any of the events or circumstances described in the following risks actually occurs, our business, financial condition, or results of operations could be materially harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

     You should consider carefully whether an investment in Pilot is an appropriate investment for you. We do not intend to issue any dividends in the foreseeable future, so the only purpose of investment in Pilot's shares is in expectation of a potential increase in the shares' value. Because of the risks mentioned here, and other risks not mentioned specifically here, it is possible that Pilot's shares will decline in value in the future. If you cannot afford to lose the full value of your investment, in either the short or long term, purchasing Pilot shares is not appropriate for you.

If our existing financing sources and other sources are not available, we may not have sufficient cash to satisfy our working capital requirements.

     If we are unable to generate sufficient cash flow from operations, or are unable to obtain additional equity or equipment lease financing, we may be required to sell assets, scale down our operations and expansion plans, refinance all or a portion of our existing indebtedness or obtain other sources of financing earlier than planned, any of which could have a material adverse impact on our financial condition and ability to continue operations. Our working capital requirements depend upon several factors, including:

     . plans to incur substantial additional capital expenditures primarily for additions to and expansions of our Network Security Centers;

     .    developing, acquiring or licensing new applications and technologies;
          and

     . the level of resources that we devote to our sales and marketing activities.

     In addition to the $30.0 million in aggregate equity investment in June 2000 and December 1999 and $8.0 million credit facility completed in November 1999, we believe that we will require additional equity financing. However, we may not be successful in generating sufficient levels of cash from operations or in obtaining financing on commercially reasonable terms, or at all.

We are experiencing operating losses and may not achieve profitability.

     We have experienced operating losses and negative cash flows from operations in each quarterly and annual period since we began operations in 1993 and expect to continue to experience losses for the foreseeable future. As of March 31, 2000, we had an accumulated deficit of approximately $53.0 million.
We experienced an increase in net loss in fiscal 1998, 1999 and 2000. The revenue and income potential of our business and market is unproven, and our limited operating history makes an evaluation of our prospects difficult.

     Failure of our services to achieve market acceptance would have a material adverse effect on our revenues and results of operations. We cannot assure you that we will ever achieve profitability.

Our stock price and our quarterly operating results are highly volatile, which may impair our ability to raise money and cause our investors to lose money.

     Our results of operations may not meet the expectations of securities analysts or investors, which could cause the market price of our common stock to decline. For example, a relatively large portion of our expenditures are fixed in the short-term, and our success is substantially dependent on the continued growth in our customer base and the retention of our customers for sufficient periods to provide returns on our investment. We derive revenue from our customers primarily through initial setup fees and ongoing monthly service charges. For each new customer, we incur costs in anticipation of the customer's decision to use our services and in advance of the receipt of sufficient revenues to repay these costs and provide a return on our investment. Our customers may decide not to maintain or renew their commitments to use our services.

     In addition, we typically experience a lengthy sales cycle for our services, particularly given the importance to customers of adequately securing Internet connectivity for electronic commerce and the need to educate them regarding the requirements for effective network security. Changes in the rate of growth in our customer base, customer renewal rates and the sales cycle for our services, have caused, and we expect will continue to cause for the foreseeable future, significant fluctuations in our results of operations on a quarterly and an annual basis.

The conversion of our Series A convertible preferred stock may have a dilutive impact on our security holders.

     The number of shares of common stock that may ultimately be issued upon conversion of shares of our Series A convertible preferred stock is presently undeterminable because the conversion price of the Series A convertible preferred stock is based in part on the price of the common stock at the time of the conversion. The conversion price of the Series A convertible preferred stock is initially fixed at

$18.266 per share. The conversion of all of the 15,000 shares of Series A convertible preferred stock outstanding would result in the issuance of approximately 821,198 shares of common stock. This represents about 5.5% of our outstanding common stock based on the number of shares outstanding as of June 28, 2000.

     The terms of the Series A convertible preferred stock provide that the number of shares issuable upon conversion of the Series A convertible preferred stock will increase as the price of our common stock drops. For example, if the price of our common stock declines and the conversion price falls to $10.00 per share, assuming all 15,000 shares of Series E preferred stock were converted, we would issue approximately 1,500,000 shares of common stock. This would represent approximately 9.9% of our outstanding common stock based on the number of shares outstanding as of June 28, 2000. Any increased issuance of our common stock resulting from a lowered conversion price could place additional downward pressure on the price of our common stock generally. A downward movement in the price of our common stock could result in the loss of substantially all your investment.

We rely on third parties to deliver our Heuristic Defense Infrastructure and generate revenues.

     In fiscal 2000, we sold technology and consulting services to enable two telecommunications carriers to embed our Heuristic Defense Infrastructure in several of their security centers. As part of the relationship with these carriers, we will receive a recurring fee based on the total revenue generated through the Heuristic Defense Infrastructure. In exchange, we will provide security monitoring for network traffic using the Heuristic Defense Infrastructure. While the telecommunications carriers have committed capital and operational resources to these projects, as of July 24, 2000, none of these third-party centers are operational. There are no guarantees that these centers will ever be operational or that they will generate material revenues or earnings for us. To the extent one or both of the carriers elect not to proceed with using the Heuristic Defense Infrastructure or if the implementation is materially delayed, there could be a material adverse effect on our ability to expand operations and improve our operating results and financial condition.

We may not be able to prevent unauthorized access to our customers' networks.

     Despite our focus on Internet security, we may not be able to stop unauthorized attempts, whether made unintentionally or by computer "attackers," to gain access to or disrupt the network operations of our customers. Accordingly, our success is substantially dependent on the continued confidence of our current and potential customers that we provide superior network security protection. Any failure by us to stop unauthorized access from the Internet or disruptions to related Internet operations of our customers could materially harm such customers and us.

     Although we generally limit warranties and liabilities relating to security in our customer contracts, our customers may seek to hold us responsible for any losses suffered as a result of unauthorized access to customers' network systems from the Internet. This could result in liability to us, which could have a material adverse effect upon our business. Moreover, computer attackers from the Internet could infiltrate our network and sabotage our network or services by creating bugs or viruses. Any adverse publicity resulting from unauthorized access could deter future customers from using our services and could cause current customers to cease using our services, which could have a material adverse effect upon our business.

We may not be able to effectively manage our growth.

     Any inability on our part to manage effectively our expansion, including any disruption of service to current customers, may have a material adverse effect upon our business. Our current plans are to expand domestically and internationally by adding, or partnering with third parties that add, Network Security Centers in new locations and expanding Network Security Centers in existing locations. This expansion will require us or our partners to expend substantial resources for leases and improvements of facilities, purchases of equipment, implementation of multiple telecommunications connections and hiring of network, administrative, customer support, and sales and marketing personnel. Furthermore, it may cause the interruption of service to current customers.

     In addition, we have recently hired large numbers of new employees. This growth has placed, and may continue to place, a significant strain on our financial, management, operational and other resources.

The market we serve is highly competitive and we may lose market share to current or future competitors.

     We may not have the resources or expertise to compete successfully in the market we serve. The market we serve is new, rapidly evolving, highly competitive and largely undefined. There are few barriers to entry, and we expect that we will face increasing competition from existing competitors and new market entrants in the future.

     We compete with a broad range of products and services. Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. As a result, certain of these competitors may be able to develop and expand their network infrastructures and service offerings more quickly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisition and other opportunities more readily, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies than us.

     In addition, we believe that the businesses with which we compete are likely to encounter consolidation in the near future, which could result in increased price and other competition that could have a material adverse effect on our ability to compete in our market.

If our systems fail, our business will suffer.

     Despite existing and planned precautions by us, the occurrence of a natural disaster or other unanticipated problems at one or more of our Network Security Centers could result in interruptions in the services we provide. Our success depends on the excellence of security protection and uninterrupted operation of our network infrastructure. Any damage to or failure of our systems or those of our service providers could result in reductions in, or terminations of, services supplied to our customers. These reductions or terminations in service could materially and adversely impact our customers, which could cause our customers to elect not to use our services.

The expansion of our international operations exposes us to risks.

     A key component of our long-term strategy is to expand into international markets. If the revenue we generate from any international Network Security Center is not adequate to offset the expense of establishing and maintaining any such international operation, our financial condition could be materially adversely affected.

If our growth exceeds our capacity to transmit data, our business will suffer.

     If we fail to achieve or maintain high capacity data transmission, customer demand for our services could decline significantly. We must continue to expand and adapt our network infrastructure as the number of customers and the amount of information they wish to transmit increases, and as customer requirements change. The expansion and adaptation of our telecommunications infrastructure will require substantial financial, operational and management resources. Because the deployment of our services to date has been limited, the ability of our network to connect and manage a substantially larger number of customers at high transmission speeds is as yet unknown and our network's ability to operate with higher customer levels while maintaining superior performance is unproven, we may not be able to expand or adapt our telecommunications infrastructure to meet additional demand or our customers' changing requirements.

We depend on third party network infrastructure providers to deliver our services.

     Our business relies on Internet exchange points, or IXPs, to transmit our customers' traffic to and from the Internet. If the carriers that operate these IXPs discontinue their support of the peering points or refuse to offer services to us and no alternative providers emerge, or such alternative providers increase the cost of utilizing the IXPs, our ability to transmit network traffic will be significantly constrained. Our success depends upon these Internet infrastructure providers.

     In addition, we rely on a number of private peering interconnections (i.e., arrangements among access providers to carry traffic of each other) to deliver our services. If we are unable to access alternative networks on a cost-effective basis to distribute our customers' content or pass through any additional costs of utilizing these networks to our customers, our business will be materially harmed.

Our ability to deliver our services will suffer if we are unable to obtain components available in limited quantities or from single source.

     If we fail to obtain hardware or software components that we require on a timely basis and at an acceptable cost, our ability to provide our services will suffer. We are dependent on other companies to supply certain key components of our telecommunications infrastructure and system and network management solutions that, in the quantities and quality demanded by us, are available only from sole or limited sources.

     We also intend to develop alternative distribution and lead generation channel partners for our services, such as systems integration firms and bandwidth providers. If we fail to develop these channel partners, our ability to generate increased revenues will be materially and adversely affected.

If we are not able to enhance our products to adapt to rapid technological change, our services may not achieve market acceptance.

     Our success depends, in part, on our ability to offer services that incorporate leading technology, address the increasingly sophisticated and varied needs of our current and prospective customers and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The market for our services is characterized by rapidly changing and unproven technology, evolving industry standards, changes in customer needs, emerging competition and frequent new service introductions. Future advances in technology may not be beneficial to, or compatible with, our business or we may not be able to incorporate such advances on a cost-effective and timely basis into our business. We believe that our ability to compete successfully is also dependent upon the continued compatibility and interoperability of our services with products, services and architectures offered by various vendors as part of our services. These products may not be compatible with our infrastructure or these products may not adequately address changing customer needs. In addition, products, services or technologies developed by others may render our services uncompetitive or obsolete, which would materially harm our business.

If we are not able to attract and retain qualified personnel, our business will not be able to grow.

     Our success depends in significant part upon the continued services of our key technical, sales and senior management personnel, including our President and Chief Executive Officer, Marketta Silvera, and our Chief Technology Officer, Thomas Wadlow. Any officer or employee of ours can terminate his or her relationship with us at any time. The loss of the services of one or more of our key employees or our failure to attract additional qualified personnel could have a material adverse effect on our business.

The law governing the liability of on-line service providers is unsettled and exposes us to risks.

     The law relating to the liability of on-line service companies such as Pilot and Internet access providers for information carried on or disseminated through their networks is currently unsettled. It is possible that claims could be made against us under both United States and foreign law for defamation, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through our networks. The imposition of liability upon us for information carried on or disseminated through our systems could require us to implement measures to reduce our exposure to such liability, which may require the expenditure of substantial resources, or to discontinue certain service or product offerings.

Our proprietary rights may be inadequately protected and infringement claims could harm our competitive position.

     We rely on a combination of copyright, trademark, patent, service mark and trade secret laws and contractual restrictions to establish and protect and proprietary rights in technology underlying our services. We may fail to obtain patents or trademarks from currently pending or any future applications, and any patents or trademarks that may be issued or granted may not be sufficient in scope or strength to provide meaningful protection or any commercial advantage to us. In addition, the laws of certain foreign countries may not protect our products, services or intellectual property rights to the same extent as do the laws of the United States.

     The contractual arrangements and other steps we take to protect our intellectual property may not prove sufficient to prevent infringement of or misappropriation of our technology or may not deter independent third-party development of similar technologies. Any such infringement or misappropriation, should it occur, could have a material adverse effect on our ability to deliver our services.

     To date, we have not been notified that our products infringe the proprietary rights of third parties, but we cannot assure you that third parties will not claim infringement or indemnification by us with respect to current or future products. Any such claim, whether meritorious or not, is likely to be time-consuming, result in costly litigation, cause product installation delays, prevent us from using important technologies or methods, subject us to substantial damages, or require us to enter into royalty or licensing agreements. As a result, any such claim could have a material adverse effect upon our business.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     Forward-looking statements made in this prospectus or in the documents incorporated by reference herein that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). A number of risks and uncertainties, including those discussed above under the caption "Risk Factors" above and the documents incorporated by reference herein could affect such forward-looking statements and could cause actual results to differ materially from the statements made.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York, 10048 and 500 West Madison, Chicago, Illinois, 60661. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov where you can find certain information regarding issuers (including Pilot).

     This prospectus is part of a registration statement that we filed with the SEC (Registration No. [_____]). The registration statement contains more information than this prospectus regarding Pilot Network Services Inc. and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

     The following documents filed pursuant to the Exchange Act are incorporated into this prospectus by reference:

     . our Annual Report on Form 10-K for the fiscal year ended March 31, 2000 as filed with the SEC on June 30, 2000;

     .    our Current Report on Form 8-K filed with the SEC on June 30, 2000;
          and

     . the description of our common stock contained in the registration statement on Form 8-A filed under the Exchange Act registering our common stock under Section 12 of the Exchange Act.

     All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities offered in this prospectus shall be deemed to be incorporated by reference in this prospectus.

     We will undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into the information that this prospectus incorporates. Requests for such copies should be directed to: Chief Financial Officer, Pilot Network Services, Inc., 1080 Marina Village Parkway Alameda, CA 94501 (510) 433-7800.


                             SELLING STOCKHOLDERS

     On June 28, 2000, we entered into a securities purchase agreement with one of the selling stockholders, Marshall Capital Management, Inc., pursuant to which we sold 15,000 shares of our Series A convertible preferred stock to Marshall Capital for $15,000,000. Marshall Capital also acquired a warrant to purchase 256,621 shares of common stock with an exercise price of $17.536 per share in connection with the transaction. This prospectus covers the common stock issuable upon conversion of the 15,000 shares of Series A convertible preferred stock, potential dividends paid in common stock, and common stock issuable upon exercise of the warrant issued to Marshall Capital. The terms of the securities purchase agreement and the Series A convertible preferred stock are summarized below under "Description of Capital Stock - Preferred Stock."

     We are registering the shares being offered by the other two selling stockholders, Greyrock Capital and Primus Telecommunications Group, Incorporated, pursuant to our obligations under an investors' rights agreement to which they are parties. Greyrock Capital may acquire the shares it is offering upon exercise of a warrant to purchase common stock we issued to Greyrock in November 1999 in connection with a credit facility we established with Greyrock at that time. Primus acquired the shares it is offering in a December 1999 private placement.

     Other than ownership of our securities, none of the selling stockholders has had a material relationship with us within the past three years.

Registration Rights Agreement.

     On June 28, 2000, we also entered into a registration rights agreement with Marshall Capital. This agreement requires that we register shares of common stock sufficient to effect the conversion of 15,000 shares of Series A convertible preferred stock, any dividends paid in common stock to the holders of the Series A convertible preferred stock, and the exercise of the warrant issued to Marshall Capital. We will also prepare and file any amendments and supplements to the registration statement as may be necessary in accordance with the Securities Act, and the rules and regulations promulgated thereunder.

     We are subject to penalties if we do not fulfill our obligations under the registration rights agreement. For example, the registration statement must be filed 30 days from the issue date of the Series A convertible preferred stock. Furthermore, the registration statement covering the resale of the common stock must be effective within 90 days after the date of the registration rights agreement or, if earlier, 60 after the filing date of the registration statement of which this prospectus forms a part. Finally, our stock must be listed on the American Stock Exchange, the New York Stock Exchange, or the Nasdaq Stock Market. Potential penalties for failing to meet our obligations under the registration rights agreement include payments equal to approximately 1.5% of the purchase price of the Series A convertible preferred stock per month until the registration statement is either filed or effective and reductions in the conversion price applicable to the Series A convertible preferred stock.

Holdings of Selling Stockholders.

     The following table sets forth the aggregate number of shares of common stock beneficially owned by each of the selling stockholders and offered by selling stockholders under this prospectus. After giving effect to the offering, each of the selling stockholders beneficially owns no shares of our common stock.

                                                      Number
                                                     of Shares
                                                   Beneficially          Percent of
               Name of Selling                      Owned Prior          Outstanding               Number of
                 Stockholder                       to the Offering      Common Stock(1)          Shares Offered
------------------------------------------        ----------------      ---------------          --------------
Marshall Capital Management, Inc..............       1,077,819(2)              6.7                 3,270,820(3)

PrimusTelecommunications Group,
   Incorporated...............................       1,119,540(4)              7.3                 1,119,540

Greyrock Capital..............................         121,212(5)               *                    121,212
                                                     ---------                                     ---------
Totals........................................       2,318,571                14.1                 4,511,572
                                                     =========                ====                 =========

------------------
     *    Less than one percent.
     1    Based on 15,080,927 shares of common stock outstanding as of July 1,
          2000.
     2 Includes 256,621 shares subject to currently outstanding warrants. The number of shares beneficially owned by Marshall Capital is based upon the conversion price of the Series A convertible preferred stock in effect on July 25, 2000.
     3 Includes the maximum number of shares of common stock issuable upon conversion of the Series A convertible preferred stock prior to maturity, specifically 3,014,199 shares, plus 256,621 shares subject to warrants.
     4    Includes 200,000 shares subject to currently outstanding warrants.
     5    Subject to currently outstanding warrants.

     We have agreed to indemnify the selling stockholders against liabilities arising under the Securities Act. Our agreements with the selling stockholders provide that we will reimburse them for expenses they incur in connection with investigating or defending against claims based upon untrue statements (or alleged untrue statements) or omissions (or alleged omissions) of material facts in our filings with the SEC. In addition, we will indemnify the selling stockholders against claims based on any violation (or alleged violation) by us of the Securities Act or other federal or state securities regulations.

     As explained below under "Plan of Distribution," we have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement.


                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares offered by this prospectus. The selling stockholders will receive all such proceeds.

                              PLAN OF DISTRIBUTION

     All or a portion of the shares offered hereby by the selling stockholders may be delivered and/or sold in transactions from time to time on the over-the-counter market, on the Nasdaq National Market, in negotiated transactions, sales on any market where our stock is traded, any other legal method of disposition, delivery of shares in settlement of option/short sales transactions or other derivative transactions, block trades, or a combination of such methods of sale, at market prices prevailing at the time, at prices related to such prevailing prices or at negotiated prices. The selling stockholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders. Any broker-dealer that participates in the distribution may under certain circumstances be deemed to be an "underwriter" within the meaning of the Securities Act, and any commissions such broker-dealer receives and any profits it realizes on the resale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling stockholders with respect to the shares offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

     Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if the selling stockholders act as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing:

     .  the name of any such broker-dealers;

     .  the number of shares involved;

     .  the price at which such shares are to be sold;

     . the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

     . that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

     .  other facts material to the transaction.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of Pilot's common stock by the selling stockholders.

     The selling stockholders will pay all commissions, transfer taxes, and certain other expenses associated with the sale of securities by them. The shares offered hereby are being registered pursuant to our contractual obligations, and we paid the expenses of the preparation of this prospectus; we will also have to bear the expense of maintaining the effectiveness of the registration statement of which this prospectus forms a part.

                         DESCRIPTION OF CAPITAL STOCK

     As of the date of this prospectus, the authorized capital stock of Pilot consists of 40,000,000 shares of common stock, $0.001 par value, and 2,000,000 shares of preferred stock, $0.001 par value.

Common Stock

     As of July 1, 2000, there were 15,080,927 shares of common stock outstanding held of record by approximately 99 registered stockholders.
However, we believe, that many beneficial holders of our common stock have registered their shares in nominee or street name. The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders, except that holders may cumulate their votes in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, common stockholders are entitled to receive ratably such dividends as may be declared by the Board of Directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution, or winding up of Pilot, common stockholders are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Common stockholders have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

     The Board of Directors has the authority to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Pilot or making removal of management more difficult without further action by the shareholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. These provision could also affect the market price of our common stock.

     15,000 shares of Preferred Stock have been designated as Series A convertible preferred stock. All of the shares of Series A convertible preferred stock have been issued and sold to Marshall Capital pursuant to the securities purchase agreement.

     The terms of the Series A convertible preferred stock are summarized below.

     Conversion: Each share of Series A convertible preferred stock has a stated value of $1,000 and is convertible, at the election of the holder, into that number of shares of our common stock as is equal to $1,000 plus the amount of any unpaid dividends that have accrued on such preferred shares, plus any unpaid premium, divided by the conversion price. The conversion price is equal to the lower of:

     . $18.266, which is equal to 25% above the average closing bid of our common stock for the five day trading period immediately preceding June 28, 2000, the issue date of the Series A convertible preferred stock to Marshall Capital (the "fixed conversion price"), and

     . an amount equal to 101% of the average of the three lowest closing bid prices for the 10 trading days immediately preceding the day of conversion (the "market conversion price").

     The following limitations apply to this conversion price:

     . during the 90 day period beginning on June 28, 2000, the conversion may only be effected at the fixed conversion price, and

     . if on any day, the average closing price of the common stock for the preceding five days is greater than 200% of the fixed conversion price, and the registration statement is effective on this day and the five days immediately preceding that date, thereafter the conversion may only be effected at the fixed conversion price.

     In addition, the aggregate number of shares of common stock issuable upon conversion of the Series A convertible preferred stock and any other shares of common stock aggregated with such shares under the Nasdaq Marketplace Rules generally may not exceed 3,014,199, which is equal to 19.99% of the number of shares of our common stock outstanding on June 28, 2000. However, we may issue more than 3,014,199 shares in connection with the conversion of the Series A convertible preferred stock at its maturity in June 2002 provided that our stockholders have approved the issuance prior to that date.

     The following are examples of how the conversion price works, assuming that neither of the two limitations on the conversion price apply, and that there are no premiums or dividends:

          Example 1:  If the average of the three lowest closing bid prices for the 10 day trading period immediately prior to the conversion date is $10 then each share of Series A convertible preferred stock would convert into approximately 99 shares of our common stock.

          Example 2:  If the average of the three lowest closing bid prices for the 10 day trading period immediately prior to conversion is $15, then each share of Series A convertible preferred stock would convert into approximately 66 shares of our common stock.

          Example 3:  If the average of the three lowest closing bid prices for the 10 day trading period immediately prior to the conversion date is $30, then each share of Series A convertible preferred stock would convert into approximately 55 shares of our common stock. In this example the conversion price is equal to the fixed conversion price, or $18.266, since that amount is lower than the $30 average market price.

     The above averages will be adjusted and recalculated based on each separate conversion date.

     The significance of having conversion factors based upon the average closing bid price of our common stock is that it allows the holder to receive a greater number of shares of common stock if our common stock price declines.
The significance of having the fixed conversion price set at 25% above the average closing bid price as of June 28, 2000 is that the holder will receive at least a minimum number of shares upon conversion if our stock price rises above that price.

     The conversion price of the Series A convertible preferred stock is subject to modification and adjustment. For example, the conversion price will be adjusted in connection with stock splits, distributions and certain issuances of securities below the then existing conversion price.

     The Series A convertible preferred stock has a liquidation preference equal to the stated value, plus all unpaid dividends and premiums accrued.

     The Series A convertible preferred stock may be redeemed or converted into common stock at our election on June 28, 2002 (the "maturity date"). On the maturity date, we will have the option of redeeming the outstanding Series A convertible preferred shares at the stated value, provided that the conditions below are satisfied, the outstanding Series A convertible preferred shares may be converted into a number of shares of common stock equal to the stated value of the shares divided by the average closing bid price of the common stock for the five-day trading period immediately preceding the maturity date.

     We do not have the power to convert the Series A convertible preferred stock into common stock unless all of the following conditions are satisfied:

     . we must provide written notice of our intention to redeem the shares at least 10 business days prior to the maturity date;

     . our common stock must be actively traded on the New York Stock Exchange, the American Stock Exchange, or the Nasdaq National Market;

     . a redemption event (as described below) shall not have occurred and be continuing;

     . the conversion to common stock must not result in Marshall Capital and its affiliates beneficially owning more than 3,014,199 shares of our common stock unless our stockholders have approved the issuance of a greater amount prior to the maturity date; and

     . the registration statement of which this prospectus forms a part is effective and available for the resale of the number of securities required by the registration rights agreement (as explained in the Selling Stockholder section above).

     Redemption: Under certain circumstances, the Series A convertible preferred stock is subject to redemption at a premium three days following a written request by the holders of the Series A convertible preferred stock, who can request redemption upon the occurrence of events described in the Certificate of Designations, Rights and Preferences of the Series A convertible preferred stock, including the following:

     . if we do not timely issue common stock following conversion by a holder of Series A convertible preferred stock;

     . if we materially breach, and fail to timely cure, any covenant, material term or condition of the securities purchase agreement or other transaction document;

     . if any covenant, material term, or condition of the securities purchase agreement or other transaction document is materially misleading as of the date of such representation;

     .    if we undergo a change in control;

     . if we fail to maintain the listing of our common stock on the American Stock Exchange, the New York Stock Exchange, or the Nasdaq National Market; or

     . the registration statement of which this prospectus forms a part is not declared effective within 180 days of the issue date of the shares.

     The dollar amount of the redemption is equal to the greater of:

     . the value of the shares of Series A convertible preferred stock requested to be redeemed; or

     . the value of the Series A convertible preferred stock requested to be redeemed divided by the market conversion price as described above in effect on the date of redemption and multiplying the resulting quotient by the average closing bid price for the common stock for the 5 days immediately preceding the redemption date.

     Dividend Rights: Holders of Series A convertible preferred stock are entitled to cumulative dividends at an annual rate of 3% of the purchase price of the Series A convertible preferred stock. The dividends cumulate and are payable quarterly. The amount of each dividend is payable in cash, or, at our election, in shares of our common stock. In the event the dividends are paid in common stock, the number of shares to be delivered will be determined by dividing the dollar amount of the dividends that have accrued by the market conversion price as defined above in effect on the date the dividend is due. In order for us to pay dividends in common stock, the following conditions must be met:

     . a redemption event as described above cannot have occurred and be continuing;

     . the registration statement must be declared effective and must cover the number of shares required by the registration rights agreement; and

     . the common stock must be listed on the American Stock Exchange, the New York Stock Exchange, or the Nasdaq National Market.

     Voting Rights: In general, the Series A convertible preferred stock is non-voting, except as may be required under Delaware law. In addition, the vote of the holders of two-thirds of the outstanding shares of Series A convertible preferred stock is required to:

     . alter, change, modify, or amend any terms of the Series A convertible preferred stock in any way;

     . alter the terms of any of our other capital stock which would adversely effect the Series A convertible preferred stock;

     . create any new class of capital stock having a preference over or ranking pari passu with the Series A convertible preferred stock as to redemption or distribution of assets upon liquidation, dissolution, or winding up of Pilot;

     . increase the authorized number of shares of Series A convertible preferred stock;

     . re-issue any shares of Series A preferred stock which have been converted or redeemed;

     . issue any securities senior or equal to the Series A convertible preferred stock in terms of dividends, liquidations, or other preferences and privileges;

     . redeem or pay any dividend or distribution to any of our other capital stock; and

     . issue any Series A convertible preferred stock except pursuant to the terms of the securities purchase agreement.

Warrants

     There are currently outstanding warrants to purchase 675,453 shares of our common stock, with exercise prices ranging between $0.37 per share and $25.00 per share. The weighted average exercise price of the warrants is $16.81.

                                 LEGAL MATTERS

     The legality of the issuance of the securities being offered hereby is being passed upon us by Heller Ehrman White & McAuliffe LLP, San Francisco, California.

                                    EXPERTS

     The consolidated financial statements and schedule of Pilot Network Services, Inc. as of March 31, 2000 and 1999, and for each of the years in the three-year period ended March 31, 2000 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.


          Securities and Exchange Commission Registration Fee......      $17,866
          Accounting Fees..........................................      $10,000
          Legal Fees and Disbursements.............................      $ 5,000
          Miscellaneous............................................      $   150
                                                                       ---------
             Total:................................................      $33,016
                                                                       =========

Item 15.  Indemnification of Officers and Directors.

     Our Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. Our Bylaws provide that we will indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with our officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require us, among other things to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. We believe that these agreements are necessary to attract and retain qualified persons as directors and officers.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits.

A.  Exhibits

    Exhibit
      No.                                 Description
    --------   -----------------------------------------------------------------
      3.1* Certificate of Designations, Rights and Privileges of the Series A Convertible Preferred Stock of Pilot Network Services, Inc., as filed with the Secretary of State of the State of Delaware on June 28, 2000
      4.1* Registration Rights Agreement, dated as of June 28, 2000 between Pilot Network Services, Inc. and Marshall Capital Management, Inc.
      4.2* Warrant, dated as of June 28, 2000, to purchase common stock of Pilot Network Services, Inc. issued to Marshall Capital Management, Inc.
      4.3** Warrant to Purchase Stock dated December 28, 1999, between Pilot Network Services, Inc. and Primus Telecommunications Group, Inc.
      4.4** Warrant to Purchase Stock dated November 9, 1999, between Pilot Network Services, Inc. and Greyrock Capital, a division of Banc of America Commercial Finance Corporation.
      5.1         Opinion of Heller Ehrman White and McAuliffe LLP
     10.1* Securities Purchase Agreement, dated as of June 28, 2000 between Pilot Network Services, Inc. and Marshall Capital Management, Inc.
     10.2** Common Stock Purchase Agreement dated December 28, 1999, between Pilot Network Services, Inc. and Primus Telecommunications Group, Inc.
     23.1         Consent of KPMG LLP
     23.2 Consent of Heller Ehrman White & McAuliffe LLP (contained in opinion filed as Exhibit 5.1)
     24.1         Power of Attorney (See Page II-4)

    _________________________
     * Incorporated by reference to the Current Report on Form 8-K filed by the Registrant on June 30, 2000.
    ** Incorporated by reference to the Quarterly Report on Form 10-Q filed by the Registrant on February 14, 2000.

Item 17.  Undertakings.

     A.   The undersigned Pilot Network Services Inc. hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Pilot Network Services, Inc. pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. That, for purposes of determining any liability under the Securities Act of 1933, each filing of Pilot Network Services Inc.'s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Pilot Network Services Inc. pursuant to the provisions described under Item 14 above, or otherwise, Pilot Network Services Inc. has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Pilot Network Services Inc. of expenses incurred or paid by a director, officer or controlling person of Pilot Network Services Inc. in the successful defense of any action, suit or proceeding) is asserted against Pilot Network Services Inc. by such director, officer or controlling person in connection with the securities being registered, Pilot Network Services Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Pilot Network Services Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Alameda, State of California, on the 27th day of July 2000.

                                      PILOT NETWORK SERVICES INC.


                                      By:  /s/ M. Marketta Silvera
                                           -----------------------------------
                                           M. Marketta Silvera
                                           President and Chief Executive Officer

     Each person whose signature appears below constitutes and appoints M. Marketta Silvera and William C. Leetham his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

            Signature                   Title                                                                   Date
            ---------                   -----                                                                   ----
    /s/ M. Marketta Silvera             President, Chief Executive Officer and Director                   July 27, 2000
-------------------------------
       M. Marketta Silvera              (Principal Executive Officer)


    /s/ William C. Leetham              Senior Vice President, Finance and                                July 27, 2000
-------------------------------
       William C. Leetham               Administration, Chief Financial Officer, Treasurer and Secretary
                                        (Principal Financial and Accounting Officer)


    /s/ Shanda Bahles                   Director                                                          July 27, 2000
-------------------------------
       Shanda Bahles


    /s/ Thomas Kelly                    Director                                                          July 27, 2000
-------------------------------
       Thomas Kelly


    /s/ K. Paul Singh                   Director                                                          July 27, 2000
-------------------------------
       K. Paul Singh


    /s/ Thomas O'Rourke                 Director                                                          July 27, 2000
-------------------------------
       Thomas O'Rourke

                          PILOT NETWORK SERVICES INC.
                                 EXHIBIT INDEX

A.  Exhibits

    Exhibit
      No.                                                     Description
--------------       ---------------------------------------------------------------------------------------------
     3.1*              Certificate of Designations, Rights and Privileges of the Series A Convertible
                       Preferred Stock of Pilot Network Services, Inc., as filed with the Secretary of State of the State of Delaware on June 28, 2000
     4.1*              Registration Rights Agreement, dated as of June 28, 2000 between Pilot Network
                       Services, Inc. and Marshall Capital Management, Inc.
     4.2*              Warrant, dated as of June 28, 2000, to purchase common stock of Pilot Network
                       Services, Inc. issued to Marshall Capital Management, Inc.
     4.3**             Warrant to Purchase Stock dated December 28, 1999, between  Pilot Network Services, Inc. and Primus
                       Telecommunications Group, Inc.
     4.4**             Warrant to Purchase Stock dated November 9, 1999, between Pilot Network Services, Inc. and Greyrock Capital, a division of Banc of America Commercial Finance Corporation.
     5.1               Opinion of Heller Ehrman White and McAuliffe LLP
    10.1*              Securities Purchase Agreement, dated as of June 28, 2000 between Pilot Network
                       Services, Inc. and Marshall Capital Management, Inc.
    10.2**             Common Stock Purchase Agreement dated December 28, 1999,
                       between Pilot Network Services, Inc. and Primus
    23.1               Consent of KPMG LLP
    23.2               Consent of Heller Ehrman White & McAuliffe LLP (contained in opinion filed as Exhibit
                       5.1)
    24.1               Power of Attorney (See Page II-4)

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     * Incorporated by reference to the Current Report on Form 8-K filed by the
       Registrant on June 30, 2000.
    ** Incorporated by reference to the Quarterly Report on Form 10-Q filed by the Registrant on February 14, 2000.